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                                                                    EXHIBIT 12.2

                      ACCEPTANCE INSURANCE COMPANIES INC.

          COMPUTATION OF PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                                        12 MONTHS        9 MONTHS
                                                                          ENDED            ENDED
                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                           1993            1994
                                                                       ------------    -------------
Pre-tax income from continuing operations...........................     $  7,991         $11,194
Add:
  Share of net loss of investee.....................................          301             219
  Pro forma fixed charges...........................................        2,816           1,978
Deduct:
  Minority interest in net income of consolidated subsidiaries......        (238)            (80)
                                                                       ------------    -------------
Pro forma pre-tax income from continuing operations, as adjusted....     $ 10,870         $13,311
                                                                       ==========      ==========
Pro forma fixed charges:
  Pro forma interest expense on debt refinanced.....................     $  1,308         $ 1,074
  Interest expense on other debt....................................        1,118             351
  Fixed charge component of rental expense..........................          390             553
                                                                       ------------    -------------
  Total pro forma fixed charges.....................................     $  2,816         $ 1,978
                                                                       ==========      ==========
Pro forma ratio of earnings to fixed charges........................         3.86x           6.73x
                                                                       ==========      ==========
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